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                                                                     EXHIBIT 5.1
September 30, 1997

IMCO Recycling Inc.
5215 North O'Connor Blvd., Suite 940
Central Tower at Williams Square
Irving, Texas 75039

Re: Public Offering of Common Stock

Gentlemen:

     As securities counsel for IMCO Recycling Inc., a Delaware corporation (the "Company"), we have examined the Company's Certificate of Incorporation and By-Laws, each as amended, and such other corporate records, documents and proceedings, and such questions of law, as we have deemed relevant for the purpose of this opinion, together with the Company's Registration Statement (the "Registration Statement") on Form S-3, as filed with the Securities and Exchange Commission covering, among other things, the registration under the Securities Act of 1933, as amended, of 3,450,000 shares (collectively, the "Shares") of the Company's Common Stock.

     On the basis of such examination, we are of the opinion that the Shares have been duly authorized and, subject to payment therefor as described in the Registration Statement, the Shares will be duly and validly issued and fully paid and nonassessable.

     We hereby consent to the use of our name in the Registration Statement and the related prospectus contained therein, and we also consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

  /s/ HAYNES AND BOONE, L.L.P.
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      Haynes and Boone, L.L.P.